As filed with the Securities and Exchange Commission on July 15, 2019.

Registration No. 333-232264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PHREESIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	20-2275479
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

432 Park Avenue South, 12th Floor

New York, NY 10016

(888) 654-7473

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chaim Indig

Chief Executive Officer

432 Park Avenue South, 12th Floor

New York, NY 10016

(888) 654-7473

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John J. Egan, Esq. Edwin M. O’Connor, Esq. Andrew R. Pusar, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Charles Kallenbach, Esq. Phreesia, Inc. 432 Park Avenue South, 12th Floor New York, NY 10016 (888) 654-7473	John Chory, Esq. Ian D. Schuman, Esq. Stelios G. Saffos, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☐
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

The sole purpose of this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-232264) of Phreesia, Inc. is to amend the exhibit index and to submit exhibits 1.1 and 5.1. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibits filed herewith. This Amendment No. 3 does not contain a copy of the prospectus that was included in the Registration Statement on Form S-1 and is not intended to amend or delete any part of the prospectus.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the Securities and Exchange Commission registration fee.

Amount to be paid
SEC registration fee	$18,512
FINRA filing fee	23,411
Exchange listing fee	227,777
Printing and mailing expenses	625,000
Legal fees and expenses	2,435,000
Accounting fees and expenses	1,750,000
Transfer agent and registrar fees	20,000
Miscellaneous expenses	500,300

Total	$5,600,000

Item 14. Indemnification of directors and officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We adopted an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as directors, except liability for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, we adopted amended and restated bylaws, which will become effective immediately prior to the completion of this offering, and which will provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into or will enter into indemnification agreements with each of our directors and intend to enter into such agreements with our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by the DGCL. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers and the selling stockholders by the underwriters against certain liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended.

Item 15. Recent sales of unregistered securities.

Since January 31, 2016, we have issued the following securities that were not registered under the Securities Act:

(a) Preferred stock issuances

On October 27, 2017, we issued and sold an aggregate of 4,598,571 shares of our Senior B preferred stock to four accredited investors at a price per share of $3.6968, for aggregate cash consideration of approximately $16,999,997.30.

On November 29, 2017, we issued and sold an additional 4,598,571 shares of our Senior B preferred stock to four accredited investors at a price per share of $3.6968, for aggregate cash consideration of approximately $16,999,997.30.

On September 25, 2017, we issued 27,943 shares of our Junior Convertible preferred stock to SVB Financial Group upon the cashless exercise of a warrant to purchase 40,000 shares of our Junior Convertible preferred stock at an exercise price of $1.00 per share, based on a fair market value of $3.3175 per share as determined under the terms of such warrant.

(b) Option and restricted stock unit issuances

Since January 31, 2016, we have granted to employees, officers, directors, consultants and other service providers options to purchase an aggregate of 634,346 shares of our common stock, with exercise prices ranging from $2.55 to $3.46 per share, pursuant to the 2006 Plan. The 2006 Plan expired on August 30, 2017. Since January 31, 2016, 574,614 shares of common stock have been issued upon the exercise of stock options pursuant to the 2006 Plan, at exercise prices between $0.68 and $3.46 per share, for an aggregate exercise price of $609,800.

Since the adoption of the 2018 Plan by our board of directors on January 18, 2018 and stockholders on June 22, 2018, we have granted stock options to purchase an aggregate of 2,777,957 shares of our common stock, with exercise prices ranging from $4.71 to $11.89 per share, to employees, officers, directors, consultants and other service providers pursuant to the 2018 Plan. Since the adoption of the 2018 Plan, 1,859 shares of common stock have been issued upon the exercise of stock options pursuant to the 2018 Plan, for an aggregate exercise price of $8,757.

Since the adoption of the 2018 Plan, we have granted an aggregate of 449,383 restricted stock units to be settled in shares of our common stock to employees, officers, directors, consultants and other service providers pursuant to the 2018 Plan.

(c) Warrants to purchase capital stock

On November 7, 2016, we issued to Silicon Valley Bank a warrant to purchase up to 89,459 shares of our common stock at an exercise price of $3.49 per share.

On November 7, 2016, we issued to Escalate Capital Partners SBIC III, LP a warrant to purchase up to 336,280 shares of our Senior A preferred stock at an exercise price of $3.00 per share.

On November 7, 2016, we issued to Orix Finance Equity Investors, LP a warrant to purchase up to 336,280 shares of our Senior A preferred stock at an exercise price of $3.00 per share.

On February 28, 2019, we issued Silicon Valley Bank a warrant to purchase up to 75,137 shares of our common stock at an exercise price of $8.02 per share.

On February 28, 2019, we issued WestRiver Innovation Lending Fund VII, L.P. a warrant to purchase up to 75,137 shares of our common stock at an exercise price of $8.02 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that such transactions were exempt from the registration requirements of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, by virtue of Section 4(a)(2) of the Securities Act because the issuance of such securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with the distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits

Exhibit number	Description

1.1	Form of Underwriting Agreement.

3.1*	Sixth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of Registrant, to be in effect upon completion of this offering.

3.3*	Bylaws of Registrant, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of Registrant, to be in effect upon the effectiveness of this registration statement.

4.1*	Specimen Common Stock Certificate.

4.2*	Fifth Amended and Restated Investor Rights Agreement, dated as of October 27, 2017, by and among the Registrant and certain of its stockholders.

4.3*	Senior Convertible Preferred Stock Purchase Warrant, dated as of October 14, 2014, issued by the Registrant to Baird Financial Corporation.

4.4*	Warrant to Purchase Preferred Stock, dated as of February 25, 2015, issued by the Registrant to Escalate Capital Partners SBIC I, L.P.

4.5*	Warrant to Purchase Stock, dated as of October 22, 2015, issued by the Registrant to Silicon Valley Bank.

4.6*	Warrant to Purchase Stock, dated as of November 7, 2016, issued by the Registrant to Silicon Valley Bank.

4.7*	Warrant to Purchase Stock, dated as of November 7, 2016, issued by the Registrant to ORIX Finance Equity Investors, LP.

4.8*	Warrant to Purchase Stock, dated as of November 7, 2016, issued by the Registrant to Escalate Capital Partners SBIC III, LP.

4.9*	Warrant to Purchase Stock, dated as of February 28, 2019, issued by the Registrant to Silicon Valley Bank.

4.10*	Warrant to Purchase Stock, dated as of February 28, 2019, issued by the Registrant to WestRiver Innovation Lending Fund VIII, L.P.

5.1	Opinion of Goodwin Procter LLP.

10.1#*	Amended and Restated 2006 Stock Option and Grant Plan, as amended, and form of award agreements thereunder.

10.2#*	2018 Stock Option and Grant Plan, as amended, and form of award agreements thereunder.

10.3##*	2019 Stock Option and Incentive Plan and form of award agreements thereunder.

10.4##*	2019 Employee Stock Purchase Plan.

10.5#*	Non-Employee Director Compensation Policy.

10.6#*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.7*	Amended and Restated Loan and Security Agreement, dated as of February 28, 2019, by and between the Registrant and Silicon Valley Bank.

10.8#*	Amended and Restated Employment Agreement between the Registrant and Chaim Indig (to be entered into connection with this offering).

10.9#*	Amended and Restated Employment Agreement between the Registrant and Evan Roberts (to be entered into connection with this offering).

10.10#*	Amended and Restated Employment Agreement between the Registrant and Thomas Altier (to be entered into connection with this offering).

10.11#*	Amended and Restated Employment Agreement between the Registrant and Charles Kallenbach (to be entered into connection with this offering).

10.12#*	Board Chairman Agreement, dated as of December 2018, by and between the Registrant and Michael Weintraub.

10.13*	Agreement of Lease, by and between the Registrant and 432 Park South Realty Co. LLC, dated as of October 25, 2010, as amended by the Extension and Modification of Lease dated as of June 27, 2013 and the Second Extension, Modification and Expansion of Lease dated as of May 13, 2015.

10.14†*	Lease Agreement, by and between the Registrant and Phoenix Limited Partnership of Raleigh dated as of December 9, 2016, as amended by Lease Modification Agreement No. 1 dated as of May 13, 2017.

10.15*	Lease, by and between the Registrant and Elk Property Management Limited dated as of June 15, 2016.

10.16†*	Master Software License and Services Agreement, by and between the Registrant and Ascension Health Resource and Supply Management Group, LLC dated as of March 31, 2015, as amended by the EMV Addendum Master Software License and Services Agreement dated as of November 18, 2015 and the Amendment to Master Software License and Services Agreement dated as of March 28, 2018.

10.17†*	Partner Agreement, by and between the Registrant and athenahealth, Inc. dated as of January 10, 2014, as amended by the Revenue Share Addendum dated as of April 11, 2014, Amendment and Revenue Share Addendum No. 2 dated as of December 21, 2015.

10.18†*	Strategic Alliance Agreement, by and between the Registrant and Allscripts Healthcare, LLC, dated as of December 10, 2015.

10.19#*	Senior Executive Cash Bonus Plan.

10.20#*	Amended and Restated Employment Agreement between the Registrant and Daniel Nathan (to be entered into connection with this offering).

10.21#*	Form of Amended and Restated Employment Agreement between the Registrant and each of its U.S.-based executive offers (to be entered into in connection with this offering).

21.1*	List of Subsidiaries of Registrant.

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	Previously filed.

†	Certain information in this exhibit has been omitted by means of redacting a portion of the text and replacing it with “[***]”. The Registrant has determined that such omitted information (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

#	Indicates a management contract or any compensatory plan, contract or arrangement.

(b) Financial statements schedules:

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	The registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)	For purposes of determining any liability under the Securities Act, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 15th day of July, 2019.

PHREESIA, INC.

By:	/s/ Chaim Indig
Name:	Chaim Indig
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement on Form S-1 has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Chaim Indig Chaim Indig	Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2019

/s/ Thomas Altier Thomas Altier	Chief Financial Officer (Principal Financial and Accounting Officer)	July 15, 2019

* Michael Weintraub	Chairman and Director	July 15, 2019

* Edward Cahill	Director	July 15, 2019

* Victor Kats	Director	July 15, 2019

* Alan Spoon, J.D.	Director	July 15, 2019

* Scott Perricelli	Director	July 15, 2019

* Mark Smith, M.D.	Director	July 15, 2019

* Cheryl Pegus, M.D., M.P.H.	Director	July 15, 2019

Name	Title	Date

* Gillian Munson	Director	July 15, 2019

*By /s/ Chaim Indig
Chaim Indig Attorney-in-Fact